Exhibit 10.1
SUPPLEMENTAL EXECUTIVE
RETIREMENT BENEFITS AGREEMENT
          This Supplemental Executive Retirement Benefits Agreement (this “Agreement”) is made as of the 18th day of February, 2008, by and between Park National Corporation (“Park”), and DAVID L. TRAUTMAN, an individual (“Executive”).
RECITALS
          A. Executive is a valued current employee of one of Park’s affiliates.
          B. Park desires to retain Executive and to provide for the post-retirement needs of its employees in a responsible manner.
AGREEMENT
          NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do agree as follows:
          1. Supplemental Retirement Benefits. Park maintains an unfunded retirement plan, the obligations under which shall be reflected on the general ledger of Park (the “Retirement Account”). The Retirement Account shall be an unsecured liability of Park to Executive, payable only as provided herein from the general funds of Park. The Retirement Account is not a deposit or insured by the FDIC and does not constitute a trust account or any other special obligation of Park and does not have priority of payment over any other general obligation of Park.
          2. Payment of Benefits.
               (a) Full Benefit. If Executive does not experience a separation from service with Park and its affiliates (within the meaning of Treasury Regulations applicable to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) (except for such breaks in service prescribed by law, such as the Family and Medical Leave Act) until the Full Vesting Date (as defined in Exhibit A hereto), then commencing upon the Payment Commencement Date (as defined in Exhibit A hereto), Park shall pay to Executive the Full Benefit (as defined in Exhibit A hereto) until the Executive’s death, payable annually beginning on the Payment Commencement Date and on the first business day of each anniversary of the Payment Commencement Date and thereafter until the Executive’s death.
               (b) Early Termination. If Executive voluntarily resigns from full-time employment with Park and its affiliates for any reason before the Full Vesting Date, or Park or its affiliates discharges Executive for any reason before the Full Vesting Date, then Executive shall not be entitled to any supplemental retirement benefits provided for in this Agreement and this Agreement shall be terminated by Park without any liability whatsoever.
               (c) Disability. If Executive becomes Substantially Disabled (as hereinafter defined) while employed by Park and its affiliates, then Park shall pay to Executive either the Full Benefit (if Executive becomes Substantially Disabled on or after the Full Vesting Date) or the Limited Benefit (if Executive becomes Substantially Disabled prior to the Full Vesting Date) annually, until the Executive’s death, in accordance with subsection (a) above. If the Limited Benefit applies, Park shall pay to Executive the Limited Benefit (as hereinafter defined) until the Executive’s death, payable annually beginning on the Payment Commencement Date, and on each anniversary of the Payment Commencement Date, and thereafter until the Executive’s death. For the purposes of this Agreement, the “Limited Benefit” shall be the amount set forth on Exhibit A corresponding to the calendar year in which Executive became Substantially Disabled. For purposes of this Agreement, Executive shall be considered “Substantially Disabled” if

Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Park’s employees. The determination of whether Executive is “Substantially Disabled” under clause (i) above shall be made by a licensed physician selected by Park or its affiliates.
               (d) Discharge for Cause. Any other provision of this Agreement to the contrary notwithstanding, and in addition to Section 7, if Executive experiences a separation from service with Park and its affiliates as a result of, or in connection with: (i) Executive’s insubordination; (ii) Executive’s breach of this Agreement; (iii) any act or omission by Executive which is, or is likely to be, injurious to Park and its affiliates or the business reputation of Park and its affiliates, (iv) Executive’s dishonesty, fraud, malfeasance, negligence or misconduct; (v) Executive’s failure to satisfactorily perform his duties, to follow the direction (consistent with his duties) of the Chairman, President or the Board of Directors of Park or any other individual to whom Executive reports, or to follow the policies, procedures, and rules of Park and its affiliates; or (vi) Executive’s conviction of, or Executive’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude (any of the foregoing referred to herein as “Cause”), then Executive shall not be entitled to any supplemental retirement benefits provided for in this Agreement and this Agreement shall be terminated by Park without any liability whatsoever. To the extent that, following Executive’s Payment Commencement Date or Substantial Disability, the Board of Directors of Park determines that Cause existed to terminate Executive, Executive shall forfeit any right to receive future supplemental retirement benefits provided for in this Agreement, shall return all payments previously made under this Agreement within 30 days, and this Agreement shall terminate.
               (e) Death of Executive. Any provision of this Agreement to the contrary notwithstanding, this Agreement shall automatically terminate upon the death of Executive and neither Executive nor Executive’s estate shall be entitled to any benefits hereunder.
          3. Intent of Parties. Park and Executive intend that this Agreement shall primarily provide supplemental retirement benefits to Executive as a member of a select group of management or highly compensated employees of Park for purposes of the Employee Retirement Income Security Act of 1974, as may be amended (“ERISA”).
          4. ERISA Provisions.
               (a) The following provisions in this Agreement are part of this Agreement and are intended to meet the requirements of the ERISA.
          (i) The general corporate funds of Park are the basis of payment of benefits under this Agreement.
          (ii) For claims procedure purposes, the “Claims Administrator” shall be the Compensation Committee of the Board of Directors of Park or such other person named from time to time by notice to Executive.
          (iii) For claims procedure purposes, “Appeals Fiduciary” means an individual or group of individuals appointed by the Claims Administrator to review appeals of claims for benefits payable due to the Executive becoming Substantially Disabled made pursuant to this section 4.

          (b) Notice of Denial. If the Executive or a representative is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the denial within ninety (90) days or (forty-five (45) days with respect to a denial of any claim for benefits due to the Executive becoming Substantially Disabled) after the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days or (thirty (30) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) from the end of such initial period. With respect to a claim for benefits due to the Executive becoming Substantially Disabled, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Claims Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.
          (c) Contents of Notice of Denial. If the Executive or representative is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to such claimant written notice of the denial which shall set forth:
               (i) the specific reasons for the denial;
               (ii) specific references to the pertinent provisions of this Agreement on which the denial is based;
               (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
               (iv) an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;
               (v) in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and
               (vi) in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of this Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.
          (d) Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:
               (i) request a full and fair review of the denial of the claim by written application to the Claims Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to the Executive becoming Substantially Disabled);
               (ii) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

               (iii) submit written comments, documents, records, and other information relating to the denied claim to the Claims Administrator or Appeals Fiduciary, as applicable; and
               (iv) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
               (e) Application for Review.
               (i) If a claimant wishes a review of the decision denying his claim to benefits under this Agreement, other than a claim described in paragraph (ii) of this section 4(e), Executive must submit the written application to the Claims Administrator within sixty (60) days after receiving written notice of the denial.
               (ii) If the claimant wishes a review of the decision denying his claim to benefits under this Agreement due to the Executive becoming Substantially Disabled, Executive must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall:
               (1) consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and
               (2) identify the medical and vocational experts whose advice was obtained on behalf of this Agreement in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.
Notwithstanding the foregoing, the health care professional consulted pursuant to this section 4(e) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.
               (f) Hearing. Upon receiving such written application for review, the Claims Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Claims Administrator or Appeals Fiduciary received such written application for review.
               (g) Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by Executive, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.
               (h) Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

               (i) Decision on Review. No later than sixty (60) days or (forty-five (45) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) following the receipt of the written application for review, the Claims Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Claims Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days or (ninety (90) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) after the date of receipt of the written application for review. If the Claims Administrator or Appeals Fiduciary determines that the extension of time is required, the Claims Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Claims Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:
               (i) the specific reasons for the decision;
               (ii) specific references to the pertinent provisions of this Agreement on which the decision is based;
               (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;
               (iv) an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;
               (v) in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;
               (vi) in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of this Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and
               (vii) in the case of a claim for benefits due to the Executive becoming Substantially Disabled, a statement regarding the availability of other voluntary alternative dispute resolution options.
               (j) The Claims Administrator has the discretionary authority to determine all interpretative issues arising under this Agreement and the interpretations of the Claims Administrator shall be final and binding upon the Executive or any other party claiming benefits under this Agreement.
          5. Funding by Park.
               (a) Park shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement. Executive shall be and remain an unsecured general creditor of Park with respect to Park’s obligations hereunder. Executive shall have no property interest in the Retirement Account or any other rights with respect thereto.

               (b) Notwithstanding anything herein to the contrary, Park has no obligation whatsoever to purchase or maintain an actual life insurance policy with respect to Executive or otherwise. If Park determines in its sole discretion to purchase a life insurance policy referable to the life of Executive, neither Executive nor Executive’s beneficiary shall have any legal or equitable ownership interest in, or lien on, such policy or any other specific funding or any other investment or to any asset of Park. Park, in its sole discretion, may determine the exact nature and method of funding (if any) of the obligations under this Agreement. If Park elects to fund its obligations under this Agreement, in whole or in part, through the purchase of a life insurance policy, mutual funds, disability policy, annuity, or other security, Park reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.
               (c) If Park, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of Executive, Executive shall assist Park, from time to time, promptly upon the request of Park, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefor. Park shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance, disability or annuity policy purchased in connection with this Agreement unless otherwise expressly agreed.
          6. Change in Control. If a Change in Control (as hereinafter defined) occurs before Executive experiences a separation from service with the Park and its affiliates, then Executive shall become 100% vested and thus entitled to the Full Benefit upon any subsequent separation from service, other than For Cause, prior to the Full Vesting Date. In such case, the Full Benefit shall be payable to Executive beginning on the Payment Commencement Date.
          For purposes of this Agreement, the occurrence of a “Change in Control” shall mean the occurrence of any of the following: (a) the execution of an agreement for the sale of all, or a material portion, of the assets of Park; (b) the consummation of a merger or recapitalization of Park, or any merger or recapitalization whereby Park is not the surviving entity; or (c) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of Park by any person, trust, entity or group. The term “person” means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.
          7. Forfeiture of Benefits Due to Misconduct. Except as provided herein, the obligation of Park to commence or, if applicable, to continue payment of any benefits hereunder shall cease and all or any remaining payments, as the case may be, shall be forfeited (a) if the Executive breaches any surviving restrictive covenants concerning non-competition, non-solicitation of customers and/or non-solicitation of employees under any employment contract in existence immediately prior to the Executive’s separation from service with Park and its affiliates (but only if and to the extent such employment contract contains restrictive covenants that survive separation from service); or (b) if no such employment contract is in existence immediately prior to the effective date of such separation from service, if during the twelve-month period immediately following such effective date, the Executive (i) directly or indirectly solicits any customer of Park and its affiliates, with whom the Executive had material contact within the two-year period immediately preceding such effective date, for the purpose of providing any goods or services relating to the business of providing financial and banking services to individual consumers and businesses; (ii) directly or indirectly solicits, recruits or induces any employee of Park and its affiliates to terminate his or her employment relationship with Park and/or its affiliates for the purpose of providing financial and banking services to individual consumers and businesses on behalf of the Executive or any third party; or (iii) on his own behalf or on behalf of any third party in the business of providing financial and banking services to individual consumers and businesses, engages in or performs within a fifty- mile radius of Park’s or its affiliate’s offices at which the Executive was primarily located immediately prior to the effective date of such separation from service services which are substantially similar to those which the Executive performed for Park and its affiliates. Notwithstanding the foregoing, the forfeiture provisions of this Section 7 shall not be operative with respect to any conduct on the part of the Executive that first occurs after the effective date of a Change in Control.

          8. Employment of Executive; Other Agreements. The benefits provided herein for Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever. No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between Park and Executive, nor shall any provision or condition contained in this Agreement create specific employment rights of Executive or limit the right of Park to discharge Executive with or without cause. Except as otherwise provided therein, nothing contained in this Agreement shall affect the right of Executive to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of Park’s compensation structure whether now or hereinafter existing.
          9. Confidentiality. In further consideration of the mutual promises contained herein, Executive agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential until the death of Executive and Executive agrees that he/she shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his/her financial and professional advisors unless required to do so by a court of competent jurisdiction.
          10. Withholding. Park shall make all necessary arrangements to satisfy any withholding requirements that may arise under this Agreement. Executive agrees that the appropriate amounts for withholding may be deducted from the cash salary, bonus or other payments due to Executive by Park, including payments due under this Agreement. If insufficient cash wages are available or if Executive so desires, Executive may remit payment in cash for the withholding amounts.
          11. Miscellaneous Provisions.
               (a) Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.
               (b) Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. Except with respect to Section 6, the term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.
               (c) Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
               (d) Governing Law. This Agreement is made in the State of Ohio and shall be governed in all respects and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.
               (e) Binding Effect. This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing, this Agreement shall be binding upon any successor of Park whether by merger or acquisition of all or substantially all of the assets or liabilities of Park. This Agreement may not be assigned by any party without the prior written consent of each other party hereto. This Agreement has been approved by the Board of Directors of Park and Park agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of Park.

               (f) No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Park and Executive, Executive’s designated beneficiary or any other person.
               (g) Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or any beneficiary; nor shall Executive or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Executive to Park.
               (h) Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.
               (i) Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to Park or the Executive, as applicable, at the address for such party set forth below or such other address designated by notice.

Park:	Park National Corporation 50 N Third Street Newark, OH 43058-3500 Attn: Chief Executive Officer

Executive:	DAVID L. TRAUTMAN
XXXXX

XXXXX

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               (j) Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.
               (k) Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
               (l) Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. Park or any successor thereto reserves the right by action of its Board of Directors or its delegatee at any time to modify or amend or terminate the Agreement, subject to the consent of the Executive; provided, however, that Park reserves the right to amend the Agreement in any respect to comply with the provisions of Section 409A of the Code so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein. Notwithstanding anything contained in the Agreement to the contrary, upon any termination of the Agreement, all benefits shall be paid in due course in accordance with Section 2, unless Park elects to have all benefits paid in a lump sum as soon as practicable after the Agreement’s termination in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix).
               (m) Legal Expenses. From and after the occurrence of a Change in Control, Park shall pay all reasonable legal fees and expenses incurred by Executive seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at the Executive’s request, as such fees and expenses are incurred; provided, however, that the Executive shall be required to reimburse Park for any such fees and expenses if a court, arbitrator or any other adjudicator agreed to by the parties determines that the Executive’s claim is without substantial merit. The Executive shall not be required to pay any legal fees or expenses incurred by Park in connection with any claim or controversy arising out of or relating to this Agreement, or any breach thereof.

Notwithstanding the foregoing, (1) fees and expenses shall be only be paid until the earlier of 15 years or Executive’s death; (2) the fees and expenses eligible for payment during any taxable year of Executive may not affect the fees and expenses eligible for payment in any other taxable year, (3) payment must be made on or before the last day of Executive’s taxable year following the taxable year in which the fees and expenses were incurred, and (4) the right to payment for such fees and expenses is not subject to liquidation or exchange for another benefit.
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     IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the day and year first above written.

PARK: /s/ C. Daniel DeLawder

Park National Corporation

By	C. Daniel DeLawder

Its	Chairman and Chief Executive Officer

EXECUTIVE:

/s/ David L. Trautman

DAVID L. TRAUTMAN

Exhibit A
David L. Trautman
“Full Vesting Date” = March 25, 2023
“Payment Commencement Date” = The later of the first business day of the month of March following the month in which the Executive attains age 62 (March 25, 2023) or the first business day of the month of March following the month in which the Executive separates from service with Park and all of its affiliates. Notwithstanding the foregoing, if Executive is a “specified employee” (within the meaning of Section 409A of the Code and the associated Treasury Regulations promulgated thereunder), no payment made following Executive’s separation from service shall be made until the first day of the seventh month following the date of Executive’s separation from service. The amount paid on this date shall include the cumulative amount that could not be paid during such six month period.
“Full Benefit” = $125,000
Information about Disability Coverage

Year	Limited Benefit

January 1, 2008 to December 31, 2008	7,813
January 1, 2009 to December 31, 2009	15,625
January 1, 2010 to December 31, 2010	23,438
January 1, 2011 to December 31, 2011	31,250
January 1, 2012 to December 31, 2012	39,063
January 1, 2013 to December 31, 2013	46,875
January 1, 2014 to December 31, 2014	54,688
January 1, 2015 to December 31, 2015	62,500
January 1, 2016 to December 31, 2016	70,313
January 1, 2017 to December 31, 2017	78,125
January 1, 2018 to December 31, 2018	85,938
January 1, 2019 to December 31, 2019	93,750
January 1, 2020 to December 31, 2020	101,563
January 1, 2021 to December 31, 2021	109,375
January 1, 2022 to March 24, 2023	117,188